UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Coley Pharmaceutical Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Coley Pharmaceutical Group, Inc. Wellesley Gateway 93 Worcester Street, Suite 101 Wellesley, MA 02481 USA Tel: +1.781.431.9000 Fax: +1.781.431.6403 www.coleypharma.com

May 8, 2006

Dear Stockholder,

We cordially invite you to attend our 2006 annual meeting of stockholders to be held at 10:00 a.m. on Wednesday, June 21, 2006 at the Company’s headquarters at 93 Worcester Street, Wellesley, Massachusetts, USA. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Coley Pharmaceutical Group, Inc. that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Robert L. Bratzler, Ph.D.

President and Chief Executive Officer

Coley Pharmaceutical Group, Inc. Wellesley Gateway 93 Worcester Street, Suite 101 Wellesley, MA 02481 USA Tel: +1.781.431.9000 Fax: +1.781.431.6403 www.coleypharma.com

May 8, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m.

DATE:	June 21, 2006

PLACE:	Coley Pharmaceutical Group, Inc. 93 Worcester Street Wellesley, Massachusetts 02481 USA

PURPOSES:

1.	To elect one (1) director to serve a three-year term expiring in 2009.

2.	To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

You may vote if you were the record owner of Coley Pharmaceutical Group, Inc. stock at the close of business on April 24, 2006. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

BY ORDER OF THE BOARD OF DIRECTORS

Charles E. Yon, Esq.

Secretary

Coley Pharmaceutical Group, Inc.

93 Worcester Street

Wellesley, Massachusetts 02481 USA

+1-(781) 431-9000

PROXY STATEMENT FOR THE COLEY PHARMACEUTICAL GROUP, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

WEDNESDAY, JUNE 21, 2006

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Coley’s Board of Directors is soliciting your proxy to vote at the 2006 annual meeting of stockholders and any adjournments of the meeting to be held at 10:00 a.m. on Wednesday, June 21, 2006 at the Company’s headquarters at 93 Worcester Street, Wellesley, Massachusetts. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

On May 8, 2006 we began sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2005 annual report, which includes our financial statements for the fiscal year ended December 31, 2005. You can also find a copy of our 2005 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.coleypharma.com.

Who Can Vote?

Only stockholders who owned Coley common stock at the close of business on April 24, 2006 are entitled to vote at the annual meeting. On this record date, there were 26,201,005 shares of Coley common stock outstanding and entitled to vote. Coley common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Coley common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Limited, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote at the Meeting?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominee for director.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;

•	notifying Coley’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on Proposal 1 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of One Director	The nominee for director who receives the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Limited, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The holders of a majority of all of the shares of stock entitled to vote at the annual meeting, present in person or by proxy, shall constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

We are pleased to offer three options for our 2006 annual meeting: (1) viewing a live Webcast on the Investor Center section of our website, www.coleypharma.com, (2) dial-in by telephone at 1-888-873-4896 (U.S. only); +1-(617) 213-8850 (international) (Passcode: 24763284), or (3) attending in person. The annual meeting will be held at 10:00 a.m. on Wednesday, June 21, 2006 at the Company’s headquarters at 93 Worcester Street, Wellesley, Massachusetts. When you arrive at our headquarters, signs will direct you to the appropriate meeting rooms. If you choose to view the Webcast, go to the Investor Center section of our website, www.coleypharma.com, shortly before the meeting time, and follow the instructions for downloading the Webcast. If you miss the annual meeting, you can view a replay of the Webcast on the Investor Center section of our website, www.coleypharma.com, until July 5, 2006. You need not attend the annual meeting in order to vote.

Electronic Delivery of Coley Stockholder Communications

Coley is pleased to offer its stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings and help reduce our printing and mailing costs. To sign up for electronic delivery, visit the Investor Center section of our website, www.coleypharma.com, and enter information for all of your Coley stockholdings. Your enrollment in this program will be effective until canceled. If you have questions about electronic delivery, please call Coley Investor Relations at +1-(781) 431-9019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2006 for (a) the executive officers named in the Summary Compensation Table on page 13 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 1, 2006 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 26,201,005 shares of common stock outstanding on April 1, 2006.

	Shares Beneficially Owned
Name and Address**	Number	Percent
5% or more stockholders
Entities affiliated with Thomas, McNerney & Partners, L.P.(1) One Stamford Plaza 263 Tresser Blvd., 16th Floor Stamford, CT 06901 USA	3,411,822	12.8%
Entities affiliated with TVM Capital(2) 101 Arch Street, Suite 1950 Boston, MA 02110 USA	3,223,067	12.1%
Entities affiliated with Venrock Associates(3) 30 Rockefeller Plaza Room 5508 New York, NY 10112 USA	2,947,796	11.1%
Entities affiliated with Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403-1906 USA	1,418,100	5.4%
Entities affiliated with Ziff Asset Management, L.P. (5) 283 Greenwich Avenue Greenwich, CT 06830 USA	1,812,854	6.9%
Named Executive Officers
Robert L. Bratzler, Ph.D.(6)	1,025,939	3.8%
Charles H. Abdalian, Jr.(7)	119,190	*
Arthur M. Krieg, M.D.(8)	932,627	3.5%
John K. Whisnant, M.D.(9)	66,037	*
Other Directors
Gert Caspritz, Ph.D.(10)	2,329,871	8.8%
Anthony B. Evnin, Ph.D.(11)	2,947,796	11.1%
Manfred E. Karobath, M.D.(12)	475,080	1.8%
James E. Thomas(13)	3,411,822	12.8%
Kenneth M. Bate(14)	21,834	*
Robert J. Hugin(15)	21,834	*
Patrick Langlois, Ph.D. (16)	21,834	*
All executive officers and directors as a group (10 persons)(17)	11,307,828	39.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.
(1)	Consists of 2,766,475 shares and warrants to purchase 511,480 shares held by Thomas, McNerney & Partners, L.P.; 102,802 shares and warrants to purchase 18,999 shares held by TMP Nominee, LLC; and 10,345 shares and warrants to purchase 1,721 shares held by TMP Associates, L.P.
(2)	Consists of 372,243 shares and warrants to purchase 183,995 shares held by TVM III Limited Partnership (formerly TVM Techno Venture Enterprises No. III Limited Partnership); 342,817 shares held by TVM Medical Ventures GmbH & Co. KG; 336,667 shares and warrants to purchase 26,610 shares held by TVM IV GmbH & Co. KG; and 1,721,245 shares and warrants to purchase 239,490 shares held by TVM V Life Science Ventures GmbH & Co.
(3)	Consists of 453,967 shares and warrants to purchase 76,637 shares held by Venrock Associates; 2,017,630 shares and warrants to purchase 340,608 shares held by Venrock Associates III, L.P.; and 50,439 shares and warrants to purchase 8,515 shares held by Venrock Entrepreneurs Fund III, L.P.
(4)	The information is based solely on a Schedule 13G filed by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. with the Securities and Exchange Commission on February 8, 2006.
(5)	The information is based solely on a Schedule 13G filed by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. with the Securities and Exchange Commission on March 31, 2006.
(6)	Consists of 459,351 shares owned by Dr. Bratzler and his immediate family and options to purchase 566,588 shares that are currently exercisable. Although immediately exercisable, the 566,588 currently exercisable options vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(7)	Consists of options to purchase 119,190 shares currently exercisable or exercisable within 60 days of April 1, 2006. Although immediately exercisable, the 119,190 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(8)	Consists of 622,883 shares owned by Dr. Krieg, options to purchase 294,024 shares owned by Dr. Krieg currently exercisable or exercisable within 60 days of April 1, 2006, and 15,720 shares owned by irrevocable trusts for the benefit of Peter Krieg, Alexandra Krieg and Elizabeth Krieg. Dr. Krieg, as trustee of the trusts, has voting and/or dispositive power over the shares held by them. Dr. Krieg disclaims beneficial ownership of the shares owned by the trust except to the extent of his proportionate pecuniary interest therein. In addition, Dr. Krieg has granted options to purchase an aggregate of 88,646 shares to third parties. Such options became exercisable upon the consummation of our initial public offering. Although immediately exercisable, the 294,024 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(9)	Consists of options to purchase 66,037 shares currently exercisable or exercisable within 60 days of April 1, 2006. Although immediately exercisable, the 66,037 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us. Dr. Whisnant resigned effective July 8, 2005. Unexercised options held by Dr. Whisnant will terminate October 8, 2006.
(10)	Consists of 4,221 shares and options to purchase 1,638 shares currently exercisable or exercisable within 60 days of April 1, 2006 owned by Dr. Gert Caspritz; 336,667 shares and warrants to purchase 26,610 shares owned by TVM IV GmbH & Co. KG; and 1,721,245 shares and warrants to purchase 239,490 shares held by TVM V Life Science Ventures GmbH & Co. KG. See Footnote (2). Although immediately exercisable, the 1,638 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us. Dr. Caspritz disclaims beneficial ownership of the shares owned by TVM IV GmbH & Co. KG and TVM V Life Science Ventures GmbH & Co. KG except to the extent of his proportionate pecuniary interest therein.

(11)	Consists of the shares owned by funds affiliated with Venrock Associates. See Footnote (3). Dr. Evnin disclaims ownership of the shares owned by the funds except to the extent of his pecuniary interest therein.
(12)	Consists of 135,783 shares owned by Dr. Karobath, warrants to purchase 11,358 shares owned by Dr. Karobath, options to purchase 35,370 shares owned by Dr. Karobath currently exercisable or exercisable within 60 days of April 1, 2006, and 292,569 shares owned by Qiagen N.V. Although immediately exercisable, the 35,370 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by Coley. Dr. Karobath disclaims beneficial ownership of the shares owned by Qiagen N.V. except to the extent of his proportionate pecuniary interest therein.
(13)	Consists of the shares owned by funds affiliated with Thomas, McNerney & Partners, L.P. See Footnote (1). Mr. Thomas disclaims beneficial ownership of the shares owned by the Thomas, McNerney & Partners funds except to the extent of his proportionate pecuniary interest therein.
(14)	Consists of options to purchase 21,834 shares currently exercisable or exercisable within 60 days of April 1, 2006. Although immediately exercisable, the 21,834 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(15)	Consists of options to purchase 21,834 shares currently exercisable or exercisable within 60 days of April 1, 2006. Although immediately exercisable, the 21,834 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(16)	Consists of options to purchase 21,834 shares currently exercisable or exercisable within 60 days of April 1, 2006. Although immediately exercisable, the 21,834 shares currently exercisable vest over a four-year period from the date of grant, with one quarter vesting on the first anniversary of the date of grant and thereafter in 36 monthly installments. Unvested securities are subject to repurchase by us.
(17)	See footnotes (6)-(16) (other than footnote (9)). Includes 2,317,730 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of April 1, 2006.

MANAGEMENT

The Board of Directors

Our charter provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: (1) Robert L. Bratzler, Ph.D. and Gert Caspritz, Ph.D. constitute a class with a term ending at the 2006 annual meeting; (2) James E. Thomas, Anthony B. Evnin, Ph.D. and Patrick Langlois, Ph.D. constitute a class with a term ending at the 2007 annual meeting; and (3) Kenneth M. Bate, Robert J. Hugin and Manfred E. Karobath, M.D. constitute a class with a term ending at the 2008 annual meeting.

On April 14, 2006, our Board of Directors voted to nominate Robert L. Bratzler, Ph.D. for election at the annual meeting for a term of three years to serve until the 2009 annual meeting of stockholders, and until his successor has been elected and qualified. Dr. Caspritz has informed us that he will not stand for re-election at the annual meeting. As discussed below in “ELECTION OF DIRECTOR (Notice Item 1),” one board seat will be vacated when Dr. Caspritz’s term on the Board expires at the annual meeting. It is the intention of the Board to fill that vacancy when a qualified candidate is recommended by the Board’s Nominating and Governance Committee.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in Coley, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Robert L. Bratzler, Ph.D.	60	President and Chief Executive Officer; Director
Kenneth M. Bate(2)(3)	55	Director
Anthony B. Evnin, Ph.D.(2)(3)	65	Director
Robert J. Hugin(3)	51	Director
Manfred E. Karobath, M.D.(1)	65	Director
Patrick Langlois, Ph.D.(1)(3)	60	Director
James E. Thomas(1)(2)	45	Director

(1)	Member of our Compensation Committee.
(2)	Member of our Nominating and Governance Committee.
(3)	Member of our Audit Committee.

Robert L. Bratzler, Ph.D. Dr. Bratzler has been our President, Chief Executive Officer and a director since June 1998. A co-founder of Sepracor Inc., a research-based pharmaceutical company, in 1984, Dr. Bratzler also co-founded and helped build and finance several Sepracor group companies, including ChiRex, a pharmaceutical outsourcing company, where Dr. Bratzler served as President and Chief Executive Officer from 1996 to 1997. A former faculty member in the department of chemical engineering at Princeton University, Dr. Bratzler received his B.S. degree from the University of Michigan and his Ph.D. in chemical engineering from the Massachusetts Institute of Technology.

Kenneth M. Bate. Mr. Bate has served as a director since April 2005. Since March 2006, Mr. Bate has been Chief Operating Officer and Chief Financial Officer of NitroMed, Inc., a biopharmaceutical company. From January 2005 until March 2006, Mr. Bate was a consultant with JSB Partners, LP, a banking and advisory firm for biopharmaceuticals and life sciences companies, which he founded in July 1999. From 2002 to January 2005, Mr. Bate held the posts of Executive Vice President, Head of Commercial Operations and Chief Financial Officer at Millennium Pharmaceuticals, Inc. where he managed commercial operations with responsibility for the company’s two marketed products and was responsible for all financial activities including government affairs, corporate communications and investor relations. From 1998 to 2002, he held positions at JSB Partners and MPM Capital, firms that provided banking and advisory services to biopharmaceutical companies. Mr. Bate’s experience in biotechnology also includes six years in the positions of Vice President and Chief Financial Officer of Biogen, Inc. Mr. Bate received his B.A. degree from Williams College and his MBA from The Wharton School of the University of Pennsylvania.

Anthony B. Evnin, Ph.D. Dr. Evnin has served as a director since August 2003. Dr. Evnin has been a Managing General Partner of Venrock Associates, a venture capital firm, since 1980. Dr. Evnin presently serves on the boards of directors of Memory Pharmaceuticals Corp., Icagen, Inc., Renovis, Inc., Sunesis Pharmaceuticals, Inc. and several private companies. He led Venrock’s investment in Athena Neurosciences, Centocor, Genetics Institute, IDEC Pharmaceuticals, IDEXX Laboratories and Sepracor. Dr. Evnin received his A.B. degree from Princeton University and received his Ph.D. in chemistry from the Massachusetts Institute of Technology.

Robert J. Hugin. Mr. Hugin serves as President and Chief Operating Officer of Celgene Corporation, a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for unmet medical needs in cancer and immune-inflammatory disease. He joined Celgene in June 1999 and has been a director of Celgene since December 2001. Mr. Hugin also serves as a director of The Medicines Company and of Family Promise, a national non-profit network assisting homeless families. Prior to joining Celgene, Mr. Hugin was a Managing Director with J.P. Morgan & Co. Inc. Mr. Hugin received an A.B. degree from Princeton University in 1976 and an MBA from the University of Virginia in 1985 and served as a United States Marine Corps infantry officer during the intervening period.

Manfred E. Karobath, M.D. Dr. Karobath has served as a director since December 1999. Dr. Karobath served as President of research and development and Executive Vice President of Rhône-Poulenc Rorer (now sanofi-aventis), a pharmaceutical company, from 1992 to 1999. Prior to that, Dr. Karobath served as Senior Vice President and Head of Research and Development, Switzerland for Sandoz Pharmaceuticals (now Novartis) in Basel, Switzerland. Dr. Karobath currently serves as a director on the boards of Qiagen N.V. and a number of privately held companies. He became a professor of biological psychiatry in 1979 at the University of Vienna Medical School, from which he holds his M.D. degree.

Patrick Langlois, Ph.D. Dr. Langlois has been a Partner with PJL Conseils, a consulting firm, since February 2005. He served as Executive Vice President and Chief Financial Officer of Aventis S.A. from December 1999 to February 2005 and as Vice Chairman of Aventis’ Management Board from 2002 to 2004. At Aventis, Dr. Langlois was responsible for finance and corporate development functions as well as three global businesses: chemicals, protein therapeutics, and animal health. Prior to joining Aventis, Dr. Langlois was employed by the Rhône-Poulenc Group from 1975 to 1999, most recently as Chief Financial Officer and Member of the Executive Committee. Dr. Langlois currently serves as a director on the board of Shire Pharmaceutical Group plc. Dr. Langlois received a License degree from the University of Rennes in 1967 and a Ph.D. degree from the University of Rennes in 1968 and was awarded a Diploma in Higher Banking Studies in 1974.

James E. Thomas. Mr. Thomas has served as a director since September 2003. He has been a managing partner of Thomas, McNerney & Partners, L.L.C., a venture capital firm based in Stamford, Connecticut since 2001. Prior to co-founding Thomas, McNerney & Partners, Mr. Thomas was employed by E.M. Warburg, Pincus & Co., L.L.C.’s health care technology private equity practice from 1989 to 2000, most recently as a managing director. Mr. Thomas is currently a board member of Wright Medical Group Inc. and a number of privately held companies. Mr. Thomas received his B.A. degree from The Wharton School of the University of Pennsylvania and also holds an advanced degree in economics from the London School of Economics.

Our Board has determined that with the exception of Dr. Bratzler, all of the members of the Board qualify as independent under the definition promulgated by the Nasdaq Stock Market.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2005 there were nine meetings of our Board of Directors, and the various committees of the Board met a total of 13 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 2005. The Board has adopted a policy requiring that each member of the Board make every effort to attend the annual meetings of our stockholders. There was no annual meeting of stockholders in 2005.

Audit Committee. Our Audit Committee met seven times during fiscal 2005. This committee currently has four members, Mr. Hugin, Mr. Bate, Dr. Evnin and Dr. Langlois. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. We believe that each member of the Audit Committee satisfies the requirements for membership established by the Nasdaq National Market and the Securities and Exchange Commission. The Board has determined that Mr. Hugin is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee. Our Compensation Committee met four times during fiscal 2005. This committee currently has four members, Dr. Caspritz, Dr. Karobath, Dr. Langlois and Mr. Thomas. Dr. Caspritz has informed us that he will not stand for re-election at the annual meeting. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present. We believe that each member of the Compensation Committee satisfies the requirements for membership established by the Nasdaq National Market. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee. Our Nominating and Governance Committee met two times during fiscal 2005 and has four members, Mr. Bate, Dr. Evnin, Dr. Caspritz and Mr. Thomas. Dr. Caspritz has informed us that he will not stand for re-election at the annual meeting. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, and to evaluate and make recommendations as to potential candidates. We believe that each member of the Nominating and Governance Committee satisfies the requirements for membership established by the Nasdaq National Market. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2006 annual meeting of Stockholders using the procedures set forth in the Company’s Bylaws, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should follow the procedures set forth in Appendix B, “Procedures for Shareholders Submitting Nominating Recommendations,” to our Nominating and Governance Committee Charter, which is available on our website at www.coleypharma.com.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee has at any time been an employee of ours. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Shareholder Communications to the Board

Generally, shareholders who have questions or concerns should contact our Investor Relations department at +1-(781) 431-9019. However, any shareholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at Coley Pharmaceutical Group, Inc., 93 Worcester Street, Wellesley, Massachusetts 02481 USA.

Compensation of Directors

Dr. Karobath, Dr. Langlois, Mr. Hugin and Mr. Bate, our non-employee directors who are not affiliated with venture capital funds that are stockholders, currently receive $2,500 for each Board meeting attended and $1,000 for each teleconference attended as compensation from us for their services as members of our Board of Directors. Effective June 9, 2005, our Board of Directors approved a policy in which each director who is not an employee of the Company or an affiliate, will automatically receive an option to purchase 21,834 shares of our common stock upon his or her appointment to our Board of Directors under our then applicable stockholder-approved stock plan. These options shall vest as to 25% of such grant on the first anniversary of the grant date and as to an additional 2.08333% of such grant on the last day of each month thereafter, subject to the non-employee director’s continued service as a director. However, in the event of termination of service of a non-employee director other than for cause prior to the first anniversary of the date of grant, such option shall become vested as to 2.08333% of such grant for each month of service as a director through the last day of the month prior to his or her termination of service. In addition, at the first meeting of the Board of Directors following each annual stockholders meeting, each non-employee director will automatically receive an option to purchase 5,459 shares of our common stock. These options shall vest in full on the first anniversary of the date of grant of the option, subject to the non-employee director’s continued service as a director. However, in the event of termination of service of a non-employee director other than for cause prior to the first anniversary of the date of grant, such option shall become vested as to 2.08333% of such grant for each month of service as a director through the last day of the month prior to his termination of service. Each non-employee director stock option will terminate on the earlier of 10 years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director’s death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant.

We also reimburse each member of our Board of Directors who is not a company employee for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.

Our Board of Directors has granted to certain of our non-employee directors options to purchase an aggregate of 113,537 shares of our common stock under our 1997 Employee, Director and Consultant Stock Option Plan. Dr. Caspritz has been granted options to purchase an aggregate of 10,371 shares of our common stock. Dr. Karobath has been granted options to purchase an aggregate of 37,664 shares of our common stock. Each of Mr. Bate, Mr. Hugin and Dr. Langlois has been granted options to purchase an aggregate of 21,834 shares of our common stock. All of these options have a term of ten years and are exercisable at prices ranging from $1.15 per share to $18.32 per share. All of these options are immediately exercisable for shares of restricted stock which are subject to a repurchase right by the Company that lapses, with respect to some of these options, as to 25% of the shares on the one year anniversary of the date of grant and as to the balance of such shares in substantially equal monthly installments over the next 36 months. Neither Dr. Evnin nor Mr. Thomas has been granted any options to purchase stock.

We have entered into change of control agreements with our non-employee directors, Dr. Karobath, Dr. Caspritz, Dr. Langlois, Mr. Hugin and Mr. Bate. Under these agreements, we agreed to accelerate the vesting of any stock options or any shares subject to any right of repurchase by us or restrictions on transfer, held by such directors, if such directors are terminated in connection with a change of control of our company. For purposes of each of these agreements, a change of control occurs if a person or entity acquires control of 50% or more of our capital stock, if we merge or combine with another entity and we are not the surviving corporation or 50% or more of our capital stock is then held by persons other than us of our affiliates, or if we sell all or substantially all of our assets or business.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. All executive officers other than Dr. Bratzler are at-will employees.

Arthur M. Krieg, M.D.	48	Senior Vice President, Research and Development, Chief Scientific Officer
Charles H. Abdalian, Jr.	56	Senior Vice President, Finance and Chief Financial Officer

Arthur M. Krieg, M.D. Dr. Krieg is our scientific co-founder and has been our Senior Vice President, Research and Development since April 2001 and Chief Scientific Officer since May 1997. Dr. Krieg served as Staff Fellow at the National Institute of Arthritis, Musculoskeletal and Skin Diseases at the National Institute of Health after his internship and residency in internal medicine at the University of Minnesota. Dr. Krieg has been a Professor of Medicine in the University of Iowa’s Department of Internal Medicine since April 1999. Currently on a leave of absence, Dr. Krieg’s professorship, which is subject to renewal, expires in June 2006. Dr. Krieg received his B.S. in biology from Haverford College and his M.D. from Washington University in St. Louis, Missouri.

Charles H. Abdalian, Jr. Mr. Abdalian has been our Senior Vice President, Finance and Chief Financial Officer since March 2004. Mr. Abdalian worked as an independent industry consultant for Bolton Management Consulting from December 2002 to March 2004. Mr. Abdalian served as President and Chief Executive Officer of Pelias Technologies, Inc., an early stage private biotechnology company specializing in drug-delivery technologies from October 2001 to December 2002, and as Chief Operating and Financial Officer from August 2001 to October 2001. He served as Chief Financial Officer at Emisphere Technologies, a publicly traded biotechnology company focused on advanced drug-delivery technologies from March 1999 to July 2001. Previously, Mr. Abdalian served in various senior financial positions with publicly traded companies and was employed by Coopers & Lybrand (a predecessor firm of PricewaterhouseCoopers) for 17 years, seven as a Partner. Mr. Abdalian received his B.S. degree from Norwich University and his MBA degree from The Wharton School of the University of Pennsylvania.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the three fiscal years ended December 31, 2005 to (1) our Chief Executive Officer, and (2) our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2005. The table includes one additional executive who would have been among the four most highly compensated executive officers except for the fact that he was not serving as an executive officer of the Company as of the end of 2005.

Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation	Securities Underlying Options (#)		All Other Compensation
Robert L. Bratzler, Ph.D. President and Chief Executive Officer	2005	$345,604		$200,000	—	493,913		$7,693	(1)
	2004	341,863		—	—	51,304	(2)	5,393	(3)
	2003	341,250		113,750	—	—		7,390	(4)
Arthur M. Krieg, M.D. Senior Vice President, Research and Development, Chief Scientific Officer	2005	263,699		122,000	—	146,093		7,140	(5)
	2004	253,937		—	—	35,856	(6)	4,625	(7)
	2003	245,700		61,425	—	87,336		6,770	(8)
Charles H. Abdalian, Jr. Senior Vice President, Finance and Chief Financial Officer	2005	259,013		120,000	—	73,407		9,030	(9)
	2004	204,804	(10)	—	—	82,902	(11)	3,131	(12)
	2003	—		—	—	—		—
John K. Whisnant, M.D.(13) Senior Vice President, Drug Development	2005	329,435		—	—	36,289		6,263	(14)
	2004	295,652		—	—	25,852	(15)	7,564	(16)
	2003	286,000		71,500	—	—		9,450	(17)

(1)	Includes $6,300 for 401(k) matching contributions and $1,393 for life insurance premiums.
(2)	Includes 37,254 options granted in January 2005, which vested immediately upon grant and are not subject to a right of repurchase. The remainder of these options were exercisable as of the date of grant. However, the shares purchasable upon exercise of those remaining options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 monthly installments.
(3)	Includes $4,000 for 401(k) matching contributions and $1,393 for life insurance premiums.
(4)	Includes $6,000 for 401(k) matching contributions and $1,390 for life insurance premiums.
(5)	Includes $6,330 for 401(k) matching contributions and $810 for life insurance premiums.
(6)	Includes 22,210 options granted in January 2005, which vested immediately upon grant and are not subject to a right of repurchase. The remainder of these options were exercisable as of the date of grant. However, the shares purchasable upon exercise of those remaining options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 monthly installments.
(7)	Includes $3,830 for 401(k) matching contributions and $795 for life insurance premiums.
(8)	Includes $6,000 for 401(k) matching contributions and $770 for life insurance premiums.
(9)	Includes $6,708 for 401(k) matching contributions and $2,322 for life insurance premiums.
(10)	Represents only a partial year of employment. Mr. Abdalian was first employed by us on March 1, 2004.
(11)	Includes 21,834 options granted in January 2005, which vested immediately upon grant and are not subject to a right of repurchase. The remainder of these options were exercisable as of the date of grant. However, the shares purchasable upon exercise of those remaining options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 monthly installments.
(12)	Includes $2,510 for 401(k) matching contributions and $621 for life insurance premiums.
(13)	Dr. Whisnant resigned effective July 8, 2005.
(14)	Includes $4,333 for 401(k) matching contributions and $1,930 for life insurance premiums.
(15)	Consists of 25,852 options granted in January 2005, which vested immediately upon grant and are not subject to a right of repurchase.
(16)	Includes $4,000 for 401(k) matching contributions and $3,564 for life insurance premiums.
(17)	Includes $6,000 for 401(k) matching contributions and $3,450 for life insurance premiums.

Option Grants in Our Last Fiscal Year

The following table shows grants of stock options that we made during the fiscal year ended December 31, 2005 to each of the executive officers named in the Summary Compensation Table above.

			Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted(2)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date

Name						5%	10%
Robert L. Bratzler, Ph.D.	255,594	(3)	15.0%	$1.15	1/24/2015	$6,017,716	$9,756,313
	238,319	(4)	14.0	16.00	8/9/2015	2,071,956	5,557,870
Arthur M. Krieg, M.D.	94,788	(5)	5.6	1.15	1/24/2015	2,231,693	3,618,166
	73,515	(6)	4.3	16.00	8/9/2015	639,143	1,714,453
Charles H. Abdalian, Jr.	58,123	(7)	3.4	1.15	1/24/2015	1,368,450	2,218,621
	37,118	(8)	2.2	16.00	8/9/2015	322,705	865,634
John K. Whisnant, M.D.(9)	39,460	(10)	2.3	1.15	10/8/2006	929,048	1,506,233

(1)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.
(2)	Unless otherwise indicated, all options vest with respect to 25% of the grant on the first anniversary of the date of grant and thereafter in 36 monthly installments.
(3)	The options were granted pursuant to our 1997 Employee, Director and Consultant Stock Plan. Includes 168,258 non-qualified stock options (of which 37,254 vested immediately upon grant and are not subject to a right of repurchase) and 87,336 incentive stock options.
(4)	The options were granted pursuant to our 2005 Stock Plan. The options are non-qualified stock options.
(5)	The options were granted pursuant to our 1997 Employee, Director and Consultant Stock Plan. Includes 22,210 non-qualified stock options (which vested immediately upon grant and are not subject to a right of repurchase) and 72,578 incentive stock options.
(6)	The options were granted pursuant to our 2005 Stock Plan. Includes 54,765 non-qualified stock options and 18,750 incentive stock options.
(7)	The options were granted pursuant to our 1997 Employee, Director and Consultant Stock Plan. Includes 21,834 non-qualified stock options (which vested immediately upon grant and are not subject to a right of repurchase) and 36,289 incentive stock options.
(8)	The options were granted pursuant to our 2005 Stock Plan. Includes 18,368 non-qualified stock options and 18,750 incentive stock options.
(9)	Dr. Whisnant resigned effective July 8, 2005.
(10)	The options were granted pursuant to our 1997 Employee, Director and Consultant Stock Plan. Includes 25,852 non-qualified stock options (which vested immediately upon grant and are not subject to a right of repurchase) and 13,608 incentive stock options.

Aggregated Option Exercises in Our Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information regarding exercises of options to purchase our common stock by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2005. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of December 31, 2005. The value of the unexercised in-the-money options at fiscal year end is based on a value of $15.16 per share, the closing price of our stock on the Nasdaq National Market System on December 30, 2005 (the last trading day prior to the fiscal year end), less the per share exercise price.

Name	Shares Acquired on Exercise (#)		Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
				Exercisable		Unexercisable	Exercisable	Unexercisable
Robert L. Bratzler, Ph.D.	188,722	(2)	2,643,995	552,538	(3)	238,319	7,358,682	—
Arthur M. Krieg, M.D.	21,000		294,210	273,023	(4)	73,515	3,685,203	—
Charles H. Abdalian, Jr.	—		—	119,191	(5)	37,118	1,669,866	—
John K. Whisnant, M.D.(6)	—		—	186,841	(7)	—	2,235,267	—

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2)	Of the 188,722 shares of common stock held by Dr. Bratzler upon exercise of options in 2005, we had a right of repurchase with respect to 137,610 of the shares on December 31, 2005.
(3)	Includes options to purchase 432,233 shares of common stock that are subject to our right of repurchase as of December 31, 2005.
(4)	Includes options to purchase 162,586 shares of common stock that are subject to our right of repurchase as of December 31, 2005.
(5)	Includes options to purchase 72,084 shares of common stock that are subject to our right of repurchase as of December 31, 2005.
(6)	Dr. Whisnant resigned effective July 8, 2005.
(7)	Includes options to purchase 31,119 shares of common stock that are subject to our right of repurchase as of December 31, 2005.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2005.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,385,384	(2)	$4.87	1,820,158
Equity compensation plans not approved by security holders	—		—	—

Total	3,385,384		$4.87	1,820,158

(1)	These plans consist of our 2005 Stock Plan and our 1997 Employee, Director and Consultant Stock Plan, which terminated upon our initial public offering.
(2)	Includes options to purchase 982 shares of our common stock issued under our 2005 Stock Plan and options to purchase 23,449 shares of our common stock issued under our 1997 Employee, Director and Consultant Stock Plan that were cancelled after December 31, 2005.

Summary Description of the Company’s Non-Stockholder Approved Equity Compensation Plans

Our 1997 Employee, Director and Consultant Stock Option Plan, or the 1997 Plan, authorized the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 3,545,715 shares of common stock, subject to adjustment for stock splits and similar capital changes. Employees, directors and consultants were eligible to receive grants under the 1997 Plan. Generally, options granted under the 1997 Plan are immediately exercisable for restricted stock which is subject to a repurchase right by us that lapses as to 25% of the shares on the first anniversary of the date of grant, and as to the balance of the shares in substantially equal monthly installments over the next 36 months following the first anniversary of the grant date. All options generally terminate on the tenth anniversary of the date of grant. As of December 31, 2005, we had options outstanding to purchase 2,758,868 shares of common stock under the 1997 Plan. After completion of our initial public offering, the 1997 Plan was terminated and we grant no further stock options under the 1997 Plan. All outstanding stock options granted under the 1997 Plan as of the date of termination remain subject to their terms and the terms of the 1997 Plan. Up to a maximum of 110,427 shares of common stock that were subject to awards under our 1997 Plan as of December 31, 2005, but which become unissued upon the cancellation, surrender or termination of such award for any reason whatsoever, will be reserved for issuance under our 2005 Stock Plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into an amended and restated employment agreement with Dr. Bratzler. Our amended and restated employment agreement with Dr. Bratzler dated July 8, 2005 provides for his employment as our President and Chief Executive Officer until May 31, 2006. The amended and restated agreement automatically renews for successive one-year terms thereafter, unless terminated by either party. The agreement provides for an annual base salary of $345,000, subject to subsequent adjustment at the discretion of the Board of Directors, plus yearly performance-based bonuses to be granted in an amount in the Board of Directors’ discretion. Pursuant to Dr. Bratzler’s original employment agreement, we granted Dr. Bratzler an option to purchase 67,904 shares of our common stock at $1.89337 per share. Dr. Bratzler’s amended and restated agreement provides that in the event Dr. Bratzler is terminated without cause or terminates his employment for good reason within 24 months after a change of control of Coley, we must pay him severance benefits, including: (1) an amount equal to one-twelfth of his then current annual base salary multiplied by 24, payable in a lump sum within 30 days of termination; (2) an amount equal to one-twelfth of his target annual incentive bonus multiplied by 24, payable in a lump sum within 30 days of termination; and (3) continued health care benefits for Dr. Bratzler and his dependents until the second anniversary of his termination date. Under the agreement, good reason is defined to include the assignment to Dr. Bratzler of any duties inconsistent with his position, authority, duties or responsibilities or any other action that results in a diminution in his position, authority, duties or responsibilities, a reduction in his annual base salary or the requirement that he relocate his principal place of employment to a location more than 25 miles from the location where he was performing such services immediately before the change in control. In addition, upon such termination, we agree to accelerate the vesting of any stock options or any shares subject to any right of repurchase by us or restrictions on transfer, held by Dr. Bratzler. For purposes of this agreement, a change of control includes an acquisition by a person or entity who then controls of 50% or more of our capital stock, a merger or combination with another entity in which we are not the surviving corporation or in which 50% or more of our capital stock is then held by persons other than us or our affiliates, an acquisition or divestiture of a substantial part of our business, or a sale of all or substantially all of our assets or business. Dr. Bratzler’s amended and restated employment agreement also includes an 18-month non-competition provision and an 18-month non-solicitation provision which may be enforced by us.

In addition, all of our current employees have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions and restrictions on soliciting our clients, employees or independent contractors. None of our other employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause.

We have entered into change of control agreements with several of our executive officers, including Dr. Krieg. The above agreements were amended on June 21, 2002. We entered into a change of control agreement with Mr. Abdalian on March 1, 2004. Upon a change of control or in the event of the termination of the executive’s employment for good reason, we must pay the executive, no later than thirty days of termination, an amount equal to one-twelfth of the executive’s annual base salary for two years, plus an amount equal to one-twelfth of the executive’s maximum annual incentive bonus, if any, that would be payable to the executive for two years if the termination had not occurred. In addition, for two years following the executive’s termination, the executive is entitled to participate in our medical, dental and life insurance plans.

Under all of these agreements, in the event the executive is terminated without cause or the executive terminates his or her employment for good reason within twelve months after a change of control, we agreed to accelerate the vesting of any stock options or any shares subject to any right of repurchase by us or restrictions on transfer, held by such executive and to pay two years’ salary, bonus, and medical and dental benefits. Each of these agreements permits us to enforce our confidentiality and non-competition agreement with such executive only if we make a severance payment pursuant to the terms of the agreement.

We have entered into change of control agreements with certain of our directors, including Dr. Caspritz, Dr. Karobath, Dr. Langlois, Mr. Hugin and Mr. Bate. Under these agreements, in the event the director is terminated in the event of a change of control, we agreed to accelerate the vesting of any stock options or any shares subject to any right of repurchase by us or restrictions on transfer. Each of these agreements permits us to enforce our confidentiality and non-competition agreement with such director.

For purposes of each of these agreements, a change of control occurs if a person or entity acquires control of 50% or more of our capital stock, if we merge or combine with another entity and we are not the surviving corporation or 50% or more of our capital stock is then held by persons other than us or our affiliates, or if we sell all or substantially all of our assets or business. Under each agreement, good reason is defined to include the assignment to such officer of any duties materially inconsistent with such officer’s position, authority, duties or responsibilities or any other action that results in a diminution in such officer’s position, authority, duties or responsibilities, a reduction in the officer’s annual base salary or the requirement that the officer relocate his or her principal place of employment to a location more than 50 miles from the location where such officer was performing such services immediately before the change in control.

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during the period commencing on August 10, 2005, the date of the initial public offering of the common stock, and ending on December 31, 2005 (as measured by dividing (A) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Biotechnology Market Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

	August 10, 2005	December 31, 2005
Coley Pharmaceutical Group, Inc.	$100.00	$94.75
Nasdaq Stock Market Index	$100.00	$102.20
Nasdaq Biotechnology Market Index	$100.00	$111.65

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

This report is submitted by the Compensation Committee, which is responsible for establishing and administering our executive compensation policies, our 1997 Employee, Director and Consultant Stock Option Plan, or the 1997 Plan, and our 2005 Stock Plan. This Committee is composed of Drs. Gert Caspritz, Manfred Karobath and Patrick Langlois and Mr. James Thomas, none of whom is an employee of ours. This report addresses the compensation policies for fiscal year ended December 31, 2005 as they affected Robert L. Bratzler, Ph.D., in his capacity as President and Chief Executive Officer, and our other executive officers.

General Policies

Under the supervision of the Committee, we have developed and implemented compensation policies, plans and programs which (i) provide a total compensation package which is intended to be competitive within the industry so as to enable us to attract and retain high-caliber executive personnel, and (ii) seek to align the financial interests of our employees with those of our stockholders by relying heavily on long-term incentive compensation that is tied to performance.

The primary components of executive compensation include base salary, an annual bonus opportunity and long-term equity incentives in the form of stock options. We rely on annual cash incentives and stock options to motivate our executive officers and other employees. This allows us to retain cash for research and development projects. All of our executive officers named in the Summary Compensation Table on page 13 receive equity-based compensation awards under our 2005 Stock Plan as part of their compensation. The equity compensation granted to Dr. Bratzler and to our other executive officers is determined by the Committee. Equity-based compensation awards granted by the Committee take into account each executive officer’s scope of responsibility and specific assignments, strategic and operational goals applicable to the executive officer, anticipated actual performance levels and contributions of the officer towards reaching those performance levels, and competitive market data for similar positions at biotechnology companies of similar size and stage of development. The Committee assigns no specific weight to any of the foregoing factors when making determinations as to the size of stock option grants.

The executive officers are also eligible to earn an annual cash bonus, the amount of which is based upon (i) the position level of the executive officer, (ii) the achievement of corporate objectives, and (iii) the attainment of specific individual non-financial performance objectives.

With respect to each executive officer other than the Chief Executive Officer, the Committee meets annually with the Chief Executive Officer to review the officer’s performance over the prior year, based upon achievement of strategic and operational performance goals applicable to the responsibilities of the particular officer. For example, review of the performance of the Chief Scientific Officer would include our progress made with respect to the clinical and pre-clinical development of our various product candidates; and review of the performance of the Chief Financial Officer would include efficiencies achieved in financial operations and use and management of corporate funds. With respect to the Chief Executive Officer, the Committee meets annually to review his performance over the preceding year, based upon achievement of strategic and operational performance goals applicable to the entire company, including progress in clinical and pre-clinical development of product candidates, business development objectives including collaborations and licensing agreements and financial objectives. In addition, grants to either the Chief Executive Officer or the other executive officers may be made periodically throughout the year by the Committee in the event of achievement of other corporate goals and objectives, based on criteria determined by the Committee as circumstances warrant.

The Committee believes that executive compensation should be sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward executives for achieving the strategic, financial and scientific goals essential to our long-term success and growth in stockholder value. To this end, the Committee assesses executive compensation by applying the following key principles: that executive compensation should depend upon the Company’s performance and individual performance; that the interests of executives should be closely aligned with those of stockholders through equity-based compensation; and that compensation should be appropriate and fair in comparison to the compensation provided to executives within the biotechnology industry and by other companies of our size and complexity.

Compensation of Chief Executive Officer

The Committee has reviewed all components of Dr. Bratzler’s compensation, including salary, annual cash incentives and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to Dr. Bratzler and cost to us of all perquisites and other personal benefits, the earnings under the 1997 Plan and several potential severance and change-in-control scenarios. In 2005, Dr. Bratzler received salary, cash bonus and stock options.

The Committee’s Conclusion

Based on this review, the Committee finds Dr. Bratzler’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

It should be noted that when the Committee considers any component of the Chief Executive Officer’s total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee’s decisions. In addition, it is the Committee’s policy to make most compensation decisions in a two-step process, as described below.

Our Committee Meetings

At the first Committee meeting during the year, the Chief Executive Officer and other executive officers’ proposed compensation is presented, reviewed and analyzed in the context of all the components of their total compensation. Members then have additional time between meetings to ask for additional information and to raise and discuss further questions. The discussion is continued at a second Committee meeting, after which a vote is taken.

Members of the Coley Pharmaceutical Group, Inc.

Compensation Committee

Gert Caspritz, Ph.D.

Manfred E. Karobath, M.D.

Patrick Langlois, Ph.D.

James E. Thomas

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq National Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the Board, which is attached as Appendix A to this proxy statement. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2005, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with management and PricewaterhouseCoopers LLP, our independent auditors;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Members of the Coley Pharmaceutical Group, Inc.

Audit Committee

Robert J. Hugin

Kenneth M. Bate

Anthony B. Evnin, Ph.D.

Patrick Langlois, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except that four reports, covering an aggregate of four transactions, were filed late, one report each by Robert L. Bratzler and Charles H. Abdalian, Jr., and two reports for Arthur M. Krieg; and an initial report of ownership was filed late by Kenneth Bate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions.

Sales of Securities

Dr. Gert Caspritz, a member of our Board of Directors, is a managing limited partner, of certain entities within TVM Capital, one of our principal stockholders. These funds received 137,524 shares of our common stock at the time of our initial public offering pursuant to the payment of a guaranteed paid-in-kind dividend on the shares of our Series F Preferred Stock.

Dr. Manfred Karobath, a member of our Board of Directors, received 5,870 shares of our common stock at the time of our initial public offering pursuant to the payment of the guaranteed paid-in-kind Series F dividend.

James Thomas, a member of our Board of Directors, is a managing partner of entities that control funds affiliated with Thomas, McNerney & Partners, L.P., one of our principal stockholders. These funds received 275,047 shares of our common stock at the time of our initial public offering pursuant to the payment of the guaranteed paid-in-kind Series F dividend.

Dr. Anthony Evnin, a member of our Board of Directors, is a managing director of entities that control funds affiliated with Venrock Associates, one of our principal stockholders. These funds received 220,038 shares of our common stock at the time of our initial public offering pursuant to the payment of the guaranteed paid-in-kind Series F dividend.

Other Transactions

Under our license agreement with the University of Iowa, we were required to pay to the University a portion of the $50 million up-front payment that we received from Pfizer Inc. in connection with our license agreement with Pfizer. Under the patent policy of the University of Iowa, Dr. Krieg receives a portion of the payments we make to the University. In 2005, Dr. Krieg received approximately $1.3 million from the University in conjunction with the royalty payments we made to the University.

In May 2001, we loaned Dr. Krieg $500,000, evidenced by a promissory note in the amount of up to $750,000, bearing interest at an annual rate of 7% and payable in full on May 8, 2006. The loan was in connection with Dr. Krieg’s purchase of a home in Massachusetts and was made pursuant to an original Loan and Pledge Agreement dated as of May 8, 2001. On April 10, 2002, we entered into an Amended and Restated Loan and Pledge Agreement with Dr. Krieg. In 2005, Dr. Krieg remitted $310,000 to us as a partial pre-payment of his loan. As of December 31, 2005, the outstanding balance on this loan, including accrued interest, was approximately $348,000. The loan is secured by an amount of our stock held by Dr. Krieg equal to at least 150% of the outstanding balance of the loan, but in no case greater than 184,061 shares, and by a second mortgage on Dr. Krieg’s home. Dr. Krieg intends to settle the remaining balance, including interest, by surrendering shares of our common stock to us.

Indemnification Agreements

On April 11, 2005, our Board of Directors approved our entry into indemnification agreements with each of our directors and officers. Pursuant to the indemnification agreements, we have agreed to hold harmless and indemnify our directors and officers to the fullest extent authorized or permitted by the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law, or the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent of us.

There are certain exceptions from our obligation to indemnify our directors and officers, including for “short-swing” profit claims under Section 16(b) of the Securities Exchange Act of 1934, losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to the Company or resulted in any improper personal profit or advantage, or in connection with any proceeding initiated by such director or officer, or any proceeding by such director or officer against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All of our agreements and obligations contained in the indemnification agreements shall continue during the period when the director or officer, who is a party to an indemnification agreement, is a director, officer, employee or other agent of the Company (or is or is serving at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

ELECTION OF DIRECTOR

(Notice Item 1)

On April 14, 2006, the Board of Directors nominated Robert L. Bratzler for election at the annual meeting. The Board of Directors currently consists of eight members, classified into three classes as follows: Robert L. Bratzler and Gert Caspritz constitute a class with a term which expires at the upcoming annual meeting (the “Class I directors”); James E. Thomas, Anthony B. Evnin and Patrick Langlois constitute a class with a term ending in 2007 (the “Class II directors”); and Kenneth M. Bate, Robert J. Hugin and Manfred E. Karobath constitute a class with a term ending in 2008 (the “Class III directors”). At each annual meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to nominate Robert L. Bratzler for election at the annual meeting for a term of three years to serve until the 2009 annual meeting of Stockholders, and until his respective successor is elected and qualified. As disclosed previously, Dr. Caspritz has elected not to stand for re-election at the Annual Meeting. Thus, immediately after the annual meeting, the Company will have one Class I director and one Class I seat will be vacant. Dr. Caspritz will serve out his current term. The remaining board seat will remain vacant until the Nominating and Governance Committee has identified a suitable candidate to fill the vacant board seat. It is the intention of the Board to fill that vacancy when a qualified candidate is recommended by the Board’s Nominating and Governance Committee. Proxies cannot be voted for more than one person.

The Class II directors (James E. Thomas, Anthony B. Evnin and Patrick Langlois) and the Class III directors (Kenneth M. Bate, Robert J. Hugin and Manfred E. Karobath) will serve until the annual meetings of Stockholders to be held in 2007 and 2008, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for the nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election as director of Robert L. Bratzler. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Meeting is required to elect the nominee as a director.

The Board Of Directors Recommends The Election Of Robert L. Bratzler As Director, And Proxies Solicited By The Board Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2005. We expect that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2005	2004
Audit fees:(1)	$817,517	$274,075
Audit related fees:	—	—
Tax fees:(2)	150,500	41,806
All other fees:(4)	—	—

Total	$968,017	$315,881

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. In 2005, audit fees included services in connection with our initial public offering totaling $450,000.
(2)	Tax fees consist of $75,500 for fees for tax compliance and $75,000 for tax consultations in 2005 and $41,806 for fees for tax compliance in 2004.

The Audit Committee pre-approved all of the services set forth above in the tax fees category.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our Chief Executive Officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.coleypharma.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market, Inc.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2007, stockholder proposals must be received no later than January 8, 2007. To be considered for presentation at the annual meeting, although not included in the proxy statement, proposals must be received no earlier than February 22, 2007 and no later than March 24, 2007. Proposals received prior to February 22, 2007 or after March 24, 2007 will not be voted on at the annual meeting. If a proposal is received between February 22, 2007 and March 24, 2007, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Coley Pharmaceutical Group, Inc., 93 Worcester Street, Wellesley, Massachusetts 02481 USA.

Wellesley, Massachusetts

May 8, 2006

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.coleypharma.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations, Coley Pharmaceutical Group, Inc., 93 Worcester Street, Wellesley, Massachusetts 02481 USA.

APPENDIX A—CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

I. PURPOSE

The Audit Committee shall provide assistance to the board of directors (the “Board”) of Coley Pharmaceutical Group, Inc. (the “Corporation”) in fulfilling the Board’s responsibility to the Corporation’s shareholders relating to the Corporation’s accounting, financial reporting practices, and the quality and integrity of its financial reports. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices of the Corporation;

•	Oversee that management has established and maintained an independent relationship with its external auditor;

•	Oversee that management has established and maintained processes to assure that an adequate system of internal control of financial reporting is functioning within the Corporation; and

•	Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Audit Committee intends to fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, in that each Audit Committee member may not, other than in his or her capacity as a director or member of any committee of the Board, (i) accept any consulting, advisory, or other compensatory fee from the Corporation; or (ii) be an affiliated person of the Corporation or any subsidiary thereof. In addition, each Audit Committee member shall meet the independence requirements of NASD Rule 4200, which governs the Nasdaq Stock Market (“Nasdaq”), as such requirements may be changed from time to time; provided, that any non-independent director serving on the Audit Committee pursuant to the “exceptional and limited circumstances” exception available under Nasdaq rules may not serve on the Audit Committee for more than two (2) years; and provided, further, that such non-independent director may not be permitted to serve as chair of the Audit Committee.

All members of the Audit Committee shall be familiar with basic finance and accounting practices and shall be able to read and understand fundamental financial statements at the time of their appointment to the Audit Committee. Furthermore, at least one member of the Audit Committee shall be financially sophisticated as defined by having experience in finance or accounting, professional certification in accounting, or any other comparable experience or background, such as being or having been a CEO or CFO or other senior officer with financial oversight responsibilities. The Corporation shall disclose, in its annual report, whether or not, and if not, the reasons therefor, the Audit Committee includes at least one Audit Committee Financial Expert, as defined by the Securities Exchange Act of 1934, as amended.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall hold office until their resignations or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

III. MEETINGS

The Audit Committee shall meet in executive session at least two times per year, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet separately, at least annually, with management, the director of the internal auditing department and the independent auditor to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet separately with the independent auditor, and management quarterly to review the Corporation’s financial statements in accordance with Section IV below.

IV. RESPONSIBILITIES AND DUTIES

The Audit Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, retention, compensation, evaluation, oversight and, if necessary, termination of the registered public accounting firm(s) employed by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each registered public accounting firm shall report directly to the Audit Committee. To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

2.	Review with management and the independent auditor the Corporation’s annual financial statements and Form 10-K prior to the filing of the Form 10-K or prior to the release of earnings, including a discussion with the independent auditor of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”).

3.	Review with management and the independent auditor each Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent auditor of the matters required to be discussed by SAS No. 61. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

4.	Review with management and the independent auditor the effect of regulatory and accounting initiatives that may affect the Corporation, as well as the effect of any off-balance sheet structures and transactions on the Corporation’s financial statements.

Independent Auditor

5.	Review the performance of the independent auditor and appoint or terminate the independent auditor. The Audit Committee has the sole authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent auditor is ultimately accountable to the Audit Committee for such auditor’s review of the financial statements and controls of the Corporation. The Audit Committee shall determine the appropriate compensation of the independent auditor.

6.	Approve in advance all audit services and all permitted non-audit services, except where such services are determined to be de minimis under the Exchange Act. The Audit Committee may delegate, to one or more designated members of the Audit Committee, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at each of its scheduled meetings.

7.	Oversee and ensure the independence of the auditor by:

•	receiving from, and reviewing and discussing with, the auditor, on a periodic basis, a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard 1 (“ISB No. 1”);

•	reviewing, and actively discussing with the Board, if necessary, and the auditor, on a periodic basis, any disclosed relationships or services between the auditor and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the auditor;

•	recommending, if necessary, that the Board take appropriate action to satisfy itself of the auditor’s independence; and

•	ensuring that the lead or coordinating audit partner having primary responsibility for the audit, or the audit partner responsible for reviewing the audit does not perform audit services for the Corporation for more than five (5) consecutive fiscal years.

8.	Set clear hiring policies for employees or former employees of the Corporation’s independent auditor.

Financial Reporting Process

9.	In consultation with the independent auditor and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external. The Audit Committee shall report regularly to and review with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

10.	Consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal auditing department.

11.	Ensure that there exist regular systems of reporting to the Audit Committee by each of management, the independent auditor and the internal auditor regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

12.	Regularly review any significant disagreements among management and the independent auditor or the internal auditing department in connection with the preparation of the financial statements.

13.	Ensure and oversee timely reports from the independent auditor to the Audit Committee of (i) all critical accounting policies and practices; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Corporation, such as any management letter or schedule of unadjusted differences.

Legal Compliance/General

14.	Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

15.	Report through its Chair to the Board following meetings of the Audit Committee.

16.	Maintain minutes or other records of meetings and activities of the Audit Committee.

17.	Review and approve, prior to the Corporation’s entry into any such transactions, all transactions between the Corporation and its executive officers, members of its Board, beneficial holders of more than 5% of the Corporation’s securities, immediate family members of any of the foregoing persons, and any other parties whom the Board determines may be considered to be related parties.

18.	When deemed necessary by the members of the Audit Committee, retain independent legal, accounting or other advisors or consultants to advise and assist the Audit Committee in carrying out its duties, without needing to seek approval for the retention of such advisors or consultants from the Board. The Audit Committee shall determine the appropriate compensation for any advisers retained by the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

19.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

20.	Perform any other activities consistent with this Charter, the Corporation’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V. COMPENSATION

Audit Committee members shall be compensated by the Corporation solely in the form of directors’ fees. Audit Committee members may, however, receive greater fees than those received for Board service by other Board members, in light of their heightened responsibilities to the Corporation.

COLEY PHARMACEUTICAL GROUP, INC.
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR proposal 1.

1.	Proposal to elect Robert L. Bratzler, Ph.D. as Director of the Company.
(If the nominee is not available for election, such substitute as the Board of Directors may designate.)

	For	Withhold

01 - Robert L. Bratzler, Ph.D.	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/	/

■	0 0 9 2 3 5 1	1 U P X	C O Y

Proxy - COLEY PHARMACEUTICAL GROUP, INC.

93 WORCESTER STREET

WELLESLEY, MASSACHUSETTS 02481

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 21, 2006

BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated May 8, 2006 in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, June 21, 2006 at the Company’s headquarters at 93 Worcester Street, Wellesley, Massachusetts and hereby appoints Robert L. Bratzler, Ph.D. and Charles H. Abdalian, Jr., and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Coley Pharmaceutical Group, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Director.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

If you wish to vote by telephone or Internet, please read the directions below.

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 21, 2006.

THANK YOU FOR VOTING